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    "AMERICAN TELESOURCE INTERNATIONAL,  INC. AND SUBSIDIARIES"       Exhibit 11
                      COMPUTATION OF LOSS PER SHARE

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

                                                                                For the three months ended
                                                                    ------------------------------------------------
                                                                    October 31, 1998                October 31, 1999
                                                                    ----------------                ----------------

COMPUTATION OF BASIC LOSS PER SHARE
          Net loss to common stockholders                                     ($642)                        ($3,207)
                                                                    ================                ================

WEIGHTED AVERAGE NUMBER OF SHARES OF
     COMMON STOCK OUTSTANDING                                                45,627                          48,687
                                                                    ================                ================

BASIC LOSS PER COMMON SHARE                                                  ($0.01)                         ($0.07)
                                                                    ================                ================

COMPUTATION OF DILUTED LOSS PER SHARE
          Net loss                                                            ($642)                        ($3,207)
          Dividends not incurred upon assumed conversion of
            convertible preferred stock                                       -                                  92
          Net loss applicable to common stockholders                ----------------                ----------------
            used for computation                                              ($642)                        ($3,115)
                                                                    ================                ================

          Weighted average number of shares of common
             stock outstanding                                               45,627                          48,687

          Weighted average incremental shares outstanding
             upon assumed conversion of options and warrants                  1,611                           3,638

          Weighted average incremental shares outstanding
             upon assumed conversion of preferred stock                       -                               5,197
                                                                    ----------------                ----------------

WEIGHTED AVERAGE COMMON SHARES AND
  COMMON SHARE EQUIVALENTS USED FOR
  COMPUTATION                                                                47,238                          57,522
                                                                    ================                ================

DILUTED LOSS PER COMMON SHARE AND COMMON                            ================                ================
  SHARE EQUIVALENT                                                           ($0.01)                         ($0.05)
                                                                    ================                ================
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(a) This calculation is submitted in accordance with Item 601 (b) (11) of
    Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.